The Timken Company

Media Contact: Lorrie Paul Crum
Manager – Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Mobile: (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors

NEWS RELEASE

Timken Posts Strong First-Quarter Sales and Earnings; Company Raises Full-Year Outlook

•  Mobile market demand leads volume improvement
•  Companywide execution and cost-reduction initiatives drive earnings improvement
•  Strategic initiatives position the company to leverage the improving economic recovery

CANTON, Ohio: April 29, 2010 — The Timken Company (NYSE: TKR) today reported sales of $913.7 million during the first quarter of 2010, an increase of 5 percent over the same period a year ago. Despite weaker demand in certain aerospace and industrial market sectors, higher volume in the company’s mobile end markets drove the overall sales improvement, with contributions from surcharges and currency.

Income from the company’s continuing operations, net of noncontrolling interest, in the first quarter was $28.3 million, or $0.29 per diluted share, compared with $4.5 million, or $0.05 per share, a year ago. Excluding special items, income from continuing operations, net of noncontrolling interest, was $55.2 million, or $0.57 per diluted share, compared with $20.7 million, or $0.22 per diluted share, a year ago.

Special items associated with continuing operations, net of tax, in the first quarter of 2010 totaled $26.9 million of expense compared with $16.2 million of expense in the same period last year. The expense in 2010 included a one-time non-cash charge of $21.6 million to record the deferred tax impact of recently-enacted U.S. health care legislation, while 2009 included severance and impairment charges.

The improvement in first-quarter earnings primarily reflects increased demand, improved manufacturing performance, cost reduction initiatives, and the timing effect of the company’s material surcharge-recovery mechanism. Partially offsetting these benefits were lower aerospace and industrial demand, LIFO expense (last-in, first-out inventory accounting) and higher selling, general and administrative costs related to incentive compensation plans.

“We have increased our profitability with structural improvements and operating efficiencies throughout the company,” said James W. Griffith, Timken president and chief executive officer. “In addition to our improved performance this quarter, we are positioned for greater value creation as we leverage the recovery expected in our industrial markets.”

The Timken Company

Among first-quarter developments, the company:

•      Commenced wind-bearing production at its Timken XEMC (Hunan) Bearings Co., Ltd. facility in Xiangtan, China;
•      Increased its penetration on the U.S. Army’s fleet of Apache Longbow helicopters, making Timken the only aftermarket manufacturer approved to supply all five gearboxes onboard the Apache;
•      Introduced a new line of tapered roller bearing housed units that are ideal for rugged applications, such as in process and material-handling equipment; and
•      Was recognized as one of the World’s 100 Most Ethical Companies for 2010 by the Ethisphere Institute.

Total debt at March 31, 2010, was $515.9 million, or 24.0 percent of capital, essentially unchanged from year-end, 2009. As of March 31, 2010, the company’s cash position was $709 million, or $193 million in excess of total debt. This compares with a net cash position of $243 million as of Dec. 31, 2009. The change reflects strong cash flow from earnings, which was more than offset by working-capital requirements and pension contributions, including a discretionary payment of $100 million in the quarter. The company expects to generate positive free cash flow for full year driven by improved earnings.

Bearings and Power Transmission Group Results

The Bearings and Power Transmission Group had first-quarter sales of $666.1 million, up 5 percent from $635.0 million for the same period last year. Earnings before interest and taxes (EBIT) for the first quarter were $82.2 million, up 39 percent from $59.3 million in the first quarter of 2009.

- 3 -	Mobile Industries Segment Results
The Timken Company

In the first quarter, Mobile Industries’ sales were $367.5 million, a 22-percent  increase from last year’s first-quarter sales of $300.6 million. The significant increase was driven by stronger demand and currency. Sales increases in light vehicle and heavy truck market sectors yielded the largest increases, while sales in off-highway and rail market sectors were lower than the prior year.

EBIT was $42.5 million for the current period, compared with an EBIT loss of $2.3 million for the same period a year ago. The increase was driven by improved demand, better manufacturing utilization, and cost reduction, restructuring and pricing initiatives.

Process Industries Segment Results

Process Industries had first-quarter sales of $206.6 million, down 8 percent from $225.1 million for the same period a year ago. Sales declined in most market sectors, including aggregate, gear drives, oil and gas, and industrial distribution, while sales in wind energy and power generation were up compared with last year. The net decline in demand was partially offset by a favorable currency effect.

First-quarter EBIT was $26.9 million, down 38 percent from $43.5 million in the same period a year ago. The benefit of cost-reduction initiatives was more than offset by reduced volume; higher selling, administrative and general costs; and costs associated with the ramp-up of new wind-energy production.

Aerospace and Defense Segment Results

Aerospace and Defense had first-quarter sales of $92.1 million, down 16 percent from $109.3 million for the same period last year. The decline primarily reflects further reductions in demand from commercial and general aviation market sectors.

First-quarter EBIT was $12.8 million, down 29 percent from $18.1 million a year ago. The impact of lower demand and higher selling, general and administrative costs was partially offset by manufacturing execution and cost-cutting initiatives.

- 4 -	Steel Group Results
The Timken Company

Sales for the Steel Group, including inter-group sales, were $270.3 million, an increase of 9 percent from $248.6 million for the same period last year. The increase was driven by stronger light vehicle demand and higher raw-material surcharges, partially offset by lower energy and industrial volume.

First-quarter EBIT was $19.9 million and compared with an EBIT loss of $7.3 million for the same period a year ago. EBIT performance benefited from improved volume, manufacturing utilization, cost reduction initiatives, and the timing of surcharges in excess of raw-material costs. Partially offsetting these benefits were negative mix and LIFO expense.

Outlook

The company’s outlook for 2010 reflects a general improvement in the global economy that varies by end-market and geographic region. Timken anticipates an increase in sales of approximately 20 to 25 percent over 2009, driven primarily by stronger demand in the Steel and Mobile Industries segments. Steel Group sales are expected to increase 65 to 75 percent from 2009, due to improved demand across all market sectors, as well as surcharges. Mobile Industries segment sales are expected to be up approximately 15 to 20 percent, as increased demand across most market sectors is expected to be partially offset by lost business resulting from the company’s initiatives to re-price low-margin business. Sales in the Process Industries segment are expected to be up slightly, as growth initiatives in energy and Asia and new product introductions offset declines in other industrial market sectors. Aerospace and Defense segment sales are expected to decline slightly due to decreases in commercial and general aviation, but are expected to improve in the second half.

The company is raising its 2010 full-year earnings estimate, excluding special items, to a range from $1.60 to $1.80 per diluted share, compared with its prior estimate of $0.85 to $1.15 per diluted share. The company expects to deliver strong free cash flow in 2010, driven by improved earnings and effective working capital management and cost controls.

- 5 -	Conference Call Information
The Timken Company

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:        Thursday, April 29, 2010
      11 a.m. Eastern Time

Live Dial-In:              800-344-0593 or 706-634-0975
      (Call in 10 minutes prior to be included.)
      Conference ID: 68505133

                                                  Replay Dial-In through May 7, 2010:
                                                  800-642-1687 or 706-645-9291

Live Webcast:           www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning with innovative friction management and power transmission products and services, enabling our customers’ machinery to perform more efficiently and reliably. With sales of $3.1 billion in 2009, operations in 26 countries/territories and approximately 17,000 employees, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance, including information under the heading “Outlook”, are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the first quarter of 2010; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s last-in first out accounting; continued weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand, and the company’s ability to achieve the benefits of its ongoing programs and initiatives, including, without limitation, the initiative to reduce its employment levels and other costs, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009, page 50. The company undertakes no obligation to update or revise any forward-looking statement.

###

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED		ADJUSTED (1)

(Dollars in thousands, except share data)	Q1 2010	Q1 2009	Q1 2010	Q1 2009
Net sales	$913,690	$866,616	$913,690	$866,616
Cost of products sold	689,760	710,811	689,760	710,811
Manufacturing rationalization / reorganization expenses - cost of products sold	1,239	1,191	-	-
Gross Profit	$222,691	$154,614	$223,930	$155,805
Selling, administrative & general expenses (SG&A)	132,821	123,137	132,821	123,137
Rationalization / reorganization expenses - SG&A	236	274	-	-
Impairment and restructuring	5,525	13,755	-	-
Operating Income	$84,109	$17,448	$91,109	$32,668
Other income (expense)	(396)	6,751	(396)	6,751
Special items - other income (expense)	(205)	1,222	-	-
Earnings Before Interest and Taxes (EBIT) (2)	$83,508	$25,421	$90,713	$39,419
Interest expense, net	(8,999)	(8,063)	(8,999)	(8,063)
Income From Continuing Operations Before Income Taxes	74,509	17,358	81,714	31,356
Provision for income taxes	45,854	18,793	26,149	10,504
Income (Loss) From Continuing Operations	$28,655	$(1,435)	$55,565	$20,852
Income (loss) from discontinued operations net of income taxes (3)	336	(3,643)	-	(13,566)
Net Income (Loss)	$28,991	$(5,078)	$55,565	$7,286
Less: Net Income (Loss) Attributable to Noncontrolling Interest	374	(5,948)	374	183
Net Income Attributable to The Timken Company	$28,617	$870	$55,191	$7,103

Net Income per Common Share Attributable to The Timken Company Common Shareholders:

Earnings Per Share - Continuing Operations	$0.29	$0.05	$0.57	$0.22
Earnings (Loss) Per Share - Discontinued Operations	0.01	(0.04)	-	(0.15)
Earnings Per Share	$0.30	$0.01	$0.57	$0.07

Diluted Earnings Per Share - Continuing Operations	$0.29	$0.05	$0.57	$0.22
Diluted Earnings (Loss) Per Share - Discontinued Operations	0.01	(0.04)	-	(0.15)
Earnings Per Share	$0.30	$0.01	$0.57	$0.07

Average Shares Outstanding	96,360,137	96,028,860	96,360,137	96,028,860
Average Shares Outstanding - assuming dilution	96,700,256	96,028,860	96,700,256	96,028,860

BUSINESS SEGMENTS

(Dollars in thousands) (Unaudited)	Q1 2010	Q1 2009
Mobile Industries Segment
Net sales to external customers	$367,489	$300,623
Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$42,454	$(2,345)
Adjusted EBIT Margin (2)	11.6%	-0.8%

Process Industries Segment
Net sales to external customers	$205,901	$224,174
Intergroup sales	669	922
Total net sales	$206,570	$225,096
Adjusted earnings before interest and taxes (EBIT) (2)	$26,939	$43,492
Adjusted EBIT Margin (2)	13.0%	19.3%

Aerospace and Defense Segment
Net sales to external customers	$92,093	$109,254
Adjusted earnings before interest and taxes (EBIT) (2)	$12,801	$18,108
Adjusted EBIT Margin (2)	13.9%	16.6%

Total Bearings and Power Transmission Group
Net sales to external customers	$665,483	$634,051
Intergroup sales	669	922
Total net sales	$666,152	$634,973
Adjusted earnings before interest and taxes (EBIT) (2)	$82,194	$59,255
Adjusted EBIT Margin (2)	12.3%	9.3%

Steel Group
Net sales to external customers	$248,207	$232,565
Intergroup sales	22,120	16,003
Total net sales	$270,327	$248,568
Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$19,902	$(7,262)
Adjusted EBIT Margin (2)	7.4%	-2.9%

Unallocated corporate expense	$(13,779)	$(12,317)

Intergroup eliminations income (expense) (4)	$2,396	$(257)

Consolidated
Net sales to external customers	$913,690	$866,616
Adjusted earnings before interest and taxes (EBIT) (2)	$90,713	$39,419
Adjusted EBIT Margin (2)	9.9%	4.5%

(1) "Adjusted" statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)  EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.  Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are responsive to investors.

(3) Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(4) Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of net (loss) income attributable to The Timken Company and EPS - diluted.

This reconciliation is provided as additional relevant information about the company's performance.  Management believes adjusted earnings per share are more representative of the company's performance and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2010		2009
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (5)	$	EPS (5)

Net Income Attributable to The Timken Company	$28,617	$0.30	$870	$0.01

Income (loss) from discontinued operations net of income taxes (3)	336	0.01	(3,643)	(0.04)
Net income from continuing operations attributable to The Timken Company	$28,281	$0.29	$4,513	$0.05
Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	1,239	0.01	1,191	0.01
Rationalization/reorganization expenses - SG&A	236	-	274	-
Impairment and restructuring	5,525	0.06	13,755	0.14
Special items - other expense (income)	205	-	(1,222)	(0.01)
Provision for income taxes (6)	19,705	0.20	8,289	0.09
Adjusted net income from continuing operations
Adjusted Net Income Attributable to The Timken Company	$55,191	$0.57	$7,103	$0.07

Income (loss) from continuing operations	$28,655	$0.30	$(1,435)	$(0.01)
Less: Net income (loss) attributable to noncontrolling interest	374	0.01	(5,948)	(0.06)
Net Income from continuing operations attributable to The Timken Company	$28,281	$0.29	$4,513	$0.05

Income (oss) from discontinued operations, net of income taxes	$336	$0.01	$(3,643)	$(0.04)
Special items, discontinued operations	(336)	(0.01)	(9,923)	(0.11)
Adjusted income (loss) from discontinued operations, net of income taxes	$-	$-	$(13,566)	$(0.15)

(5) EPS amounts may not sum due to rounding differences.

(6) Provision for income taxes includes the tax impact on pre-tax special items, the impact of discrete tax items recorded during the respective period, as well as adjustments to reflect the use of one overall effective tax rate on Adjusted pre-tax income in interim periods.

Reconciliation of Outlook Information
Expected earnings per diluted share for the 2010 full year excludes special items.  Examples of such special items include impairment and restructuring, manufacturing rationalization/reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA.  It is not possible at this time to identify the potential amount or significance of these special items.  Management cannot predict whether the company will receive any additional payments under the CDSOA in 2010 and if so, in what amount. If the company does receive any CDSOA payments, they will most likely be received in the fourth quarter.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in thousands) (Unaudited)	March 31, 2010	Dec. 31, 2009
Short-term debt	$44,637	$43,380
Long-term debt	471,229	469,287
Total Debt	515,866	512,667
Less: Cash and cash equivalents	(709,301)	(755,545)
Net Debt	$(193,435)	$(242,878)

Shareholders' equity	$1,629,489	$1,595,568

Ratio of Total Debt to Capital	24.0%	24.3%
Ratio of Net Debt to Capital (Leverage)	-13.5%	-17.9%

This reconciliation is provided as additional relevant information about The Timken Company's financial position.  Capital is defined as total debt plus shareholders' equity.

Management believes Net Debt is more indicative of Timken's financial position, due to the amount of cash and cash equivalents.

Free cash flow:
(Dollars in thousands) (Unaudited)	March 31, 2010	March 31, 2009
Net cash provided by operating activities	$(13,880)	$33,126
Less: capital expenditures	(13,981)	(32,710)
Less: cash dividends paid to shareholders	(8,690)	(17,424)
Free cash flow	$(36,551)	$(17,008)

Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy.

CONDENSED CONSOLIDATED BALANCE SHEET	March 31,	Dec 31,
(Dollars in thousands) (Unaudited)	2010	2009
ASSETS
Cash & cash equivalents	$709,301	$755,545
Accounts receivable	489,054	411,226
Inventories	689,372	671,236
Other current assets	171,264	184,553
Total Current Assets	2,058,991	2,022,560
Property, plant & equipment	1,302,542	1,335,228
Goodwill	221,038	221,734
Other assets	405,543	427,371
Total Assets	$3,988,114	$4,006,893

LIABILITIES
Accounts payable	$221,852	$156,005
Short-term debt	44,637	43,380
Income taxes	9,199	9,233
Accrued expenses	325,300	331,815
Total Current Liabilities	600,988	540,433
Long-term debt	471,229	469,287
Accrued pension cost	579,449	690,889
Accrued postretirement benefits cost	601,419	604,250
Other non-current liabilities	105,540	106,466
Total Liabilities	2,358,625	2,411,325

EQUITY
Timken Company shareholders' equity	1,611,119	1,577,584
Noncontrolling interest	18,370	17,984
Total Equity	1,629,489	1,595,568
Total Liabilities and Equity	$3,988,114	$4,006,893

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended
	March 31,	March 31,
(Dollars in thousands) (Unaudited)	2010	2009
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to the Timken Company	$28,617	$870
Net (loss) income from discontinued operations	(336)	3,643
Net income (loss) attributable to noncontrolling interest	374	(5,948)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,748	50,148
Impairment	-	3,795
Pension and other postretirement expense	25,204	26,938
Pension contributions and other postretirement benefit payments	(118,702)	(14,720)
Accounts receivable	(82,134)	55,429
Inventories	(22,533)	59,948
Accounts payable and accrued expenses	60,405	(133,863)
Other	47,141	(16,502)
Net Cash (Used) Provided by Operating Activities - Continuing Operations	(14,216)	29,738
Net Cash Provided by Operating Activities - Discontinued Operations	336	3,388
Net Cash (Used) Provided by Operating Activities	(13,880)	33,126

INVESTING ACTIVITIES
Capital expenditures	(13,981)	(32,710)
Other	(1,094)	3,649
Net Cash Used by Investing Activities - Continuing Operations	(15,075)	(29,061)
Net Cash Used by Investing Activities - Discontinued Operations	-	(509)
Net Cash Used by Investing Activities	(15,075)	(29,570)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(8,690)	(17,424)
Purchase of treasury shares - net	(13,986)	-
Net proceeds from common share activity	8,250	1,648
Net borrowings on credit facilities	3,699	6,034
Net Cash Used by Financing Activities	(10,727)	(9,742)
Effect of exchange rate changes on cash	(6,562)	(3,086)
Decrease in Cash and Cash Equivalents	(46,244)	(9,272)
Cash and Cash Equivalents at Beginning of Period	755,545	133,383
Cash and Cash Equivalents at End of Period	$709,301	$124,111